Free Writing Prospectus Filed Pursuant to Rule 433 Registration Statement No. 333-105077-07

Additional Information Statement dated December 6, 2006
The depositor has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the depositor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-888-227-2275 and requesting to be connected to extension 2663.
Capital Auto Receivables Asset Trust 2006-2
Issuing Entity
$2,815,690,000 Asset Backed Notes, Class A
$102,224,000 Asset Backed Notes, Class B
$57,125,000 Asset Backed Notes, Class C
Capital Auto Receivables LLC
Depositor
GMAC LLC
Sponsor and Servicer
     This additional information statement (this “Additional Statement”) relates to the Class A-1 Notes, the Class A-2 Notes, the Class A-3 Notes, the Class B Notes and the Class C Notes offered by the preliminary prospectus supplement, dated December 4, 2006 (the “Preliminary Prospectus Supplement”). Unless the context indicates otherwise, defined terms in this Additional Statement that are not otherwise defined herein have the meanings given to them in the Preliminary Prospectus Supplement. This Additional Statement is not an independent offer to sell the offered notes or the solicitation of an offer to buy the offered notes and should be read only in conjunction with the Preliminary Prospectus Supplement. To the extent that the information directly set forth in this Additional Statement is inconsistent with the information in the Preliminary Prospectus Supplement, you should rely upon the information in this Additional Statement.
     The issuing entity is offering the following classes of notes by the Preliminary Prospectus Supplement and the accompanying prospectus:

	Class A Notes
		A-2 Notes		A-3 Notes
						Class B	Class C
	A-1 Notes	A-2a Notes	A-2b Notes	A-3a Notes	A-3b Notes	Notes	Notes

Principal Balance	$750,000,000	$350,000,000	$698,000,000	$400,000,000	$617,690,000	$102,224,000	$57,125,000

Interest Rate	5.340%	5.23%	One-Month LIBOR+ 0.030%	4.98%	One-Month LIBOR + 0.060%	5.07%	5.31%

Initial Distribution Date	January 16, 2007	January 16, 2007	January 16, 2007	January 16, 2007	January 16, 2007	January 16, 2007	January 16, 2007

Final Scheduled Distribution Date	December 17, 2007	February 17, 2009	February 17, 2009	May 16, 2011	May 16, 2011	December 15, 2011	June 15, 2012

Distribution Frequency	Monthly	Monthly	Monthly	Monthly	Monthly	Monthly	Monthly

Price to Public	100.000000%	99.997171%	100.000000%	99.991089%	100.000000%	99.985751%	99.979011%

Underwriting Discount	0.050%	0.125%	0.125%	0.175%	0.175%	0.300%	0.350%

Proceeds to Depositor	99.950000%	99.872171%	99.875000%	99.816089%	99.825000%	99.685751%	99.629011%

     The Class A-2b Notes and the Class A-3b Notes are floating rate notes. All other offered notes are fixed rate notes.
     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this Additional Statement, the Preliminary Prospectus Supplement or the prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
Underwriters for the Class A Notes and the Class B Notes:

ABN AMRO Incorporated	Barclays Capital	BNP Paribas	HSBC
Calyon Securities (USA)
                     Lloyds TSB
                                    Scotiabank

Société Générale Corporate &Investment Banking
TD Securities
Underwriters for the Class C notes:

ABN AMRO Incorporated	Barclays Capital	BNP Paribas	HSBC

      The principal amount, interest rate and the Final Scheduled Distribution Date for the offered notes are as set forth on the first page of this Additional Statement. The corresponding information for the Class Class D Notes is set forth in the following table:

Class D Notes

Principal amount	$15,033,000
Interest rate	6.55%
Final scheduled distribution date	April 15, 2013
UNDERWRITING
      Subject to the terms and conditions set forth in the underwriting agreement, the depositor has agreed to sell to each of the underwriters named below, and each of the underwriters has severally agreed to purchase from the depositor, the principal amount of the offered notes set forth opposite its name below:
Aggregate Principal Amount to be Purchased

	Class A-1	Class A-2a	Class A-2b	Class A-3a	Class A-3b		Class C
Underwriter	Notes	Notes	Notes	Notes	Notes	Class B Notes	Notes

ABN AMRO Incorporated	$168,750,000	$78,750,000	$157,050,000	$90,000,000	$138,980,250	$23,000,400	$14,281,250
Barclays Capital Inc.	$168,750,000	$78,750,000	$157,050,000	$90,000,000	$138,980,250	$23,000,400	$14,281,250
BNP Paribas Securities Corp.	$168,750,000	$78,750,000	$157,050,000	$90,000,000	$138,980,250	$23,000,400	$14,281,250
HSBC Securities (USA) Inc	$168,750,000	$78,750,000	$157,050,000	$90,000,000	$138,980,250	$23,000,400	$14,281,250
The Bank of Nova Scotia	$15,000,000	$7,000,000	$13,960,000	$8,000,000	$12,353,800	$2,044,480	$—
Calyon Securities (USA) Inc.	$15,000,000	$7,000,000	$13,960,000	$8,000,000	$12,353,800	$2,044,480	$—
Lloyds TSB Bank PLC	$15,000,000	$7,000,000	$13,960,000	$8,000,000	$12,353,800	$2,044,480	$—
SG Americas Securities, LLC	$15,000,000	$7,000,000	$13,960,000	$8,000,000	$12,353,800	$2,044,480	$—
The Toronto-Dominion Bank	$15,000,000	$7,000,000	$13,960,000	$8,000,000	$12,353,800	$2,044,480	$—

Total	$750,000,000	$350,000,000	$698,000,000	$400,000,000	$617,690,000	$102,224,000	$57,125,000

      ABN AMRO Incorporated, Barclays Capital Inc., BNP Paribas Securities Corp. and HSBC Securities (USA) Inc. are responsible for jointly leading and managing the offering of the offered notes.
      Lloyds TSB Bank PLC is not a U.S. registered broker-dealer and, therefore, to the extent it intends to effect any sales of the notes in the United States, it will do so through one or more U.S. registered broker-dealers as permitted by regulations promulgated under the Securities Exchange Act of 1934, as amended.

      The depositor has been advised by the underwriters that the several underwriters propose initially to offer the Class A-1 Notes, Class A-2a Notes, the Class A-2b Notes, the Class A-3a Notes, the Class A-3b Notes, the Class B Notes and the Class C Notes to the public at the prices set forth on the first page of this Additional Statement, and to dealers at those prices less a selling concession not in excess of the percentage set forth below for each class of offered notes. The underwriters may allow, and those dealers may reallow to other dealers, a subsequent concession not in excess of the percentage set forth below for each class of offered notes. After the initial public offering, the public offering price and these concessions may be changed.

	Selling Concession	Reallowance

Class A-1 Notes	0.030%	0.030%
Class A-2a Notes	0.075%	0.075%
Class A-2b Notes	0.075%	0.075%
Class A-3a Notes	0.105%	0.105%
Class A-3b Notes	0.105%	0.105%
Class B Notes	0.180%	0.120%
Class C Notes	0.210%	0.140%
      The following chart sets forth information on the aggregate proceeds to the depositor from the sale of the offered notes. The underwriters have agreed with GMAC and the depositor to pay a portion of the expenses incurred in connection with the issuance and distribution of the Notes.

		As a Percent of Initial
		Aggregate Principal
		Amount of the Offered
	Aggregate Amount	Notes

Sale of the Offered Notes Proceeds	$2,974,966,898.64	99.997576%
Underwriting Discount on the Notes	$3,972,567.00	0.133530%
Additional Offering Expenses	$1,200,000.00	0.040336%
Net Proceeds to Depositor	$2,969,794,331.64	99.823711%
THE CLASS D NOTES
      The depositor intends to sell the entire aggregate principal balance of the Class D Notes, not offered by the Preliminary Prospectus Supplement, on the closing date through one or more private placements.

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